Exhibit 23.1

The accompanying financial statements give effect to a 1-for-4.77008 forward share split of Nasus Pharma Ltd. which will take place on the effective date of the registration statement. The following report is in the form which will be furnished by Brightman Almagor Zohar & Co., an independent registered public accounting firm, upon completion of the 1-for-4.77008 share split of the ordinary shares of Nasus Pharma Ltd. described in Note 7(d) to the financial statements, assuming that from March 21, 2025 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

July 9, 2025

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated [            ] relating to the financial statements of Nasus Pharma Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

July   , 2025